ACQUISITION AGREEMENT AND EXCHANGE OF SHARES

THIS ACQUISITION AGREEMENT ("Agreement") is entered into by and between **All Things Mobile Analytic Inc.** ("ATMH", "Company"), a publicly traded company incorporated under the laws of the State of Nevada, and **Smart Data Management Ltd** a private company limited by shares, incorporated under the laws of the United Kingdom on February 16th 2021, represented by Mrs. Anjana Hirani, with register office C/O Kingsley Maybrook Unitec House, 2 Albert Place, London, England, N3 1QB ("SDM") and its sole shareholder **Sensor Marketing Solutions** ("SDM Shareholder"), a limited company incorporated under the laws of the United Arab Emirates, located in Ras Al Khaimah Free Zone, UAE, email: info@sensormarketingsolutions.net, Companies Register No. 0000004039702.,

WHEREAS ATMH desires to acquire hundred percent (100%) equity interest of SDM, and SDM desires to be acquired by ATMH, and the SDM Shareholder hereinafter together referred to as "Parties", do hereby authorize and approve of the acquisition of SDM by ATMH ("Acquisition"), on the terms and conditions set forth in this Agreement.

WHEREAS SDM owned 100% share of three companies: **Alfa XXI s.r.l.,** a private limited company under the laws of Italy, with its registered office in Rome (00197), Viale dei Parioli 79/H, REA number RM-1569210, VAT number IT15121661001, and a share capital of €10,000.00 active in digital marketing and consultancy with more than 9 million Euro revenues in 2024 and 10% EBITDA; **PRAESIDIUMNET s.r.l.,** a private limited company under the laws of Italy, with its registered office in Rome (00197), Viale dei Parioli 79/H, REA number 1430894, VAT number IT13225241002, and a share capital of €50,000.00 active in digital marketing and consultancy with more than 18 million Euro revenues in 2024 and 10% EBITDA; **TIMATICA s.r.l.** ("TMT"), a private limited company under the laws of Italy, with its registered office in Rome (00197), Viale dei Parioli 79/H, REA number RM-1623172, VAT number IT15922071004, and a share capital of €100,000.00, active in digital marketing and consultancy with more than 10 million Euro revenues in 2024 and 14% EBITDA.

WHEREAS the Parties have agreed to effectuate the aforementioned acquisition of SDM through the issuance of 500 million (five hundred million) shares of ATMH unregistered, restricted common stock, in exchange for all of the issued and outstanding shares of SDM.

WHEREAS the Company and SDM each deem it advisable and in their best interests to enter into the Agreement.

In consideration of the mutual covenants contained herein, ATMH and SDM hereby agree as follows:

ARTICLE 1

TERMS OF THE ACQUISITION

1.1 **Acquisition.** At the Effective Time (as hereinafter defined in paragraph 1.2 of this Agreement), and upon the terms and subject to the conditions of this Agreement, ATMH shall acquire SDM.

1.2 **Effective Time.** Subject to the terms and conditions of this Agreement, the closing of this Agreement is effective as of SDM, and the closing of the Acquisition shall occur upon the execution of this Agreement, the treasury issuance of common shares has been executed by ATMH, and the transfer of the SDM shares have been transferred to ATMH. The time when the Agreement shall become effective is herein referred to as the "Effective Time," and the date on which the Effective Time occurs is herein referred to as the

"Closing Date" (as defined herein in paragraph 1.3). The closing of the Agreement (the "Closing") shall occur as soon as practicable after:

1.2.1 Execution of this Agreement;

1.2.2 Satisfactory completion by each party hereto of the due diligence investigation of each such other party to this Agreement; however, in no event will the closing take place longer than 30 days from the execution of this Agreement; and

1.2.3 Satisfaction of all conditions to closing set forth in Article 4, "Conditions Precedent to Obligations of ATMH" and Article 5, "Conditions Precedent to the Obligations of SDM and the SDM Shareholder

1.3 **Closing**. The Closing Date shall be no later than 30 days from the execution of the Agreement. Any further extension of the Closing Date may be made only with the written consent of ATMH, SDM and the SDM Shareholder.

1.4 **Acquisition Consideration; Issuance of Shares**. The total consideration to be paid by ATMH to the shareholder of SDM, or their assignee, in connection with the Acquisition of SDM will be affected through the issuance of 500 million unregistered restricted common stock, valued at $0.0539 per share of ATMH ("ATMH Shares ") .

1.4.1 **Licenses.** SDM shall grant exclusive rights of any and all licenses, without any royalty rights, which it holds, to ATMH.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SDM AND SDM SHAREHOLDER

SDM, and SDM Shareholder represent and warrant to ATMH as follows to all Sections:

2.1 **Validity of Agreement**. This Agreement is valid and binding upon SDM, and SDM Shareholder, and neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which any of them is a party or by which they or any of their respective properties are bound. This Agreement is enforceable severally against SDM, and SDM Shareholder, in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally.

2.2 **Organization and Good Standing**. SDM is a corporation duly organized and existing in good standing under the laws of United Kingdome. SDM has full corporate power and authority to carry on its business as now conducted and to own and operate its business and associated assets now owned and operated by it. SDM is duly qualified to transact business in United Kingdom and in all jurisdictions in which the business or ownership of its property and/or assets makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.

2.3 **Subsidiaries**. SDM has no subsidiaries.

2.4 **Ownership and Authority**. The execution, delivery and performance of this Agreement by SDM has been duly authorized by its Board of Directors and all other required corporate approvals have been obtained. This Agreement is valid and binding upon SDM, and SDM Shareholder, and is enforceable against SDM, and SDM Shareholder, in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors' rights generally. The execution, delivery and performance of this Agreement by SDM will not result in the violation or breach of any term or provision of charter instruments applicable to SDM or constitute a material default under any material indenture, mortgage, deed of trust or other contract or agreement to which SDM, or SDM Shareholder, is a party or by which SDM or any of its properties is bound and will not cause the creation of a lien or encumbrance on any properties owned by or leased to or by SDM.

2.5 **Liabilities and Obligations**. Except to the extent set forth in SDM financial statements SDM has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on any of its assets.

2.6 **Financial Statements.** The financial statements for SDM (SDM Financial Statements) have been prepared from the books and records of SDM by its accountants. SDM Financial Statements (i) are true, complete, and correct, and fairly present the financial condition and assets and liabilities or the results of operations of SDM as of the dates thereof and for the periods indicated in conformity with generally accepted accounting principles consistently applied, and (ii) contain and reflect all necessary adjustments for fair and accurate presentation of the financial condition as of such dates. There has not been any change between the date of SDM Financial Statements and the date of this Agreement which has had an adverse effect on the financial position or results of operations of SDM. Except as and to the extent reflected or reserved against in such SDM Financial Statements, or otherwise expressly disclosed therein, SDM has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in SDM Financial Statements in accordance with generally accepted accounting principles consistently applied.

2.7 **Absence of Certain Changes**. During the period from the date of this Agreement through and including the Closing Date, SDM has not:

2.7.1 Suffered any adverse change affecting its assets, liabilities, financial condition or business except in the ordinary course of business;

2.7.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents, whether direct or indirect, except in the ordinary course of business consistent with past practices;

2.7.3 Paid or declared any dividends, distributions or other payments due or owing to Shareholders or redeemed or repurchased (or agreed to redeem or repurchase) any of its capital stock;

2.7.4 Issued any stock, or granted any stock options or warrants to purchase stock or issued any securities convertible into common stock of SDM;

2.7.5 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

2.7.6 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know- how or other intangible assets;

2.7.7 Amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

2.7.8 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $250,000, except in the ordinary course of business and consistent with its past practices;

2.7.9 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

2.7.10 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

2.7.11 Entered into or committed to any other transaction other than in the ordinary course of business, consistent with past practices.

2.8 **Taxes**. SDM has filed all requisite tax reports or forms that SDM is required to file since its inception. There are no outstanding tax balances owed by SDM.

2.9 **Accounts Receivable/Payable.** SDM has no accounts receivable, unbilled invoices and other debts. There have been no material adverse changes since July 1, 2024, in any accounts receivable or other debts due SDM or the allowances with respect thereto or accounts payable of SDM from that reflected in the most recently published Financial Statements.

2.10 **Material Documents.** Set forth in Section 2.10 of the SDM Disclosure Schedule is a complete list of all material contracts to which SDM is a party. All such documents listed in Section 2.10 of the SDM Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of ATMH, forms thereof) as have been requested by ATMH have been provided to ATMH. Except as disclosed in Section 2.10 of the SDM Disclosure Schedule, neither SDM nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by SDM after the Closing Date as it was immediately prior thereto.

2.11 **Intellectual Properties.** Except as set forth in Section 2.11 of the SDM Disclosure Schedule, SDM has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by SDM in the operation of its business (collectively, the "Intellectual Property"). No Intellectual Property, other than as set forth on Section 2.11 of the SDM Disclosure Schedule, is required or used in the operation of the business of SDM. There are no pending, or, to the knowledge of SDM, threatened claims of infringement upon the rights to the Intellectual Property or any intellectual property rights of others.

2.12 **No Default**. SDM and its controlled entities are not in material default under any provision of any contract, commitment, or agreement respecting SDM or its controlled entities or its assets to which SDM is a party or by which it is bound.

2.13 **Litigation.** There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened

against SDM which relate to and could have a material adverse effect on the properties, business, assets or financial condition of SDM or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of SDM to perform its obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

2.14 **Finders**. SDM does not owe any fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of SDM in connection with this Agreement or the transactions contemplated hereby.

2.15 **Compliance with Laws.** SDM has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on SDM or its results of operations. Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. The execution, delivery and performance of this Agreement by SDM and the consummation by SDM of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by SDM to be created thereunder. To the knowledge of SDM, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in Section 2.17 of this Agreement to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

2.16 **Filings**. SDM has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

2.17 **Certain Activities.** SDM has not, directly or indirectly, engaged in or been a party to any of the following activities:

2.17.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

2.17.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

2.17.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

2.17.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally mis-recorded on or improperly omitted from the corporate books of account;

2.17.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

2.17.6 Paying or reimbursing (including gifts) personnel of SDM for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.17.1 through 2.17.5 above;

2.17.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

2.17.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

2.18 **Employment Relations**. SDM and its controlled entities are in compliance with all applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against SDM is pending; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving SDM; no labor representation question exists respecting the employees of SDM; no grievance which might have an adverse effect upon SDM or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by SDM; and SDM has not experienced any material labor difficulty during the last three (3) years.

2.19 **Articles of Incorporation and Bylaws.** SDM has heretofore delivered to ATMH true, accurate and complete copies of the Articles of Incorporation and Bylaws of SDM and its controlled entities, together with all amendments to each of the same as of the date hereof.

2.20 **Corporate Minutes**. The minute books of SDM and its controlled entities provided to ATMH at the Closing are the correct and only such minute books and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of SDM Shareholder, Board of Directors and committees thereof through the Closing Date. The stock records of SDM delivered to ATMH at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of SDM.

2.21 **Default on Indebtedness.** SDM its controlled entities are not in default under any evidence of indebtedness for borrowed money.

2.22 **Indebtedness.** Neither SDM Shareholder nor any corporation or entity with which they are affiliated are indebted to SDM, and SDM has no indebtedness or liability to any Shareholder or any corporation or entity with which they are affiliated.

2.23 **Governmental Approvals.** Except as set forth in Section 2.23 of the SDM Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by SDM.

2.24 **Investment Intent.** SDM Shareholder are taking the ATMH Shares for their own account and for investment, with no present intention of dividing their interest with others or of reselling the ATMH Shares other than pursuant to available exemptions under applicable securities laws. SDM Shareholder do not intend to sell the ATMH Shares, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance. SDM Shareholder have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the ATMH Shares. SDM Shareholder are not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the ATMH Shares. SDM Shareholder possess the experience in business in which ATMH is involved necessary to make an informed decision to acquire the ATMH Shares and the SDM Shareholder have the financial means to bear the economic risk of the investment in the ATMH Shares as of the Closing Date. The SDM Shareholder have been represented by legal counsel and have consulted with financial advisors to the extent they deemed necessary. The SDM Shareholder have received and read the Disclosure Statement of ATMH including its financial statements, SEC Reports, as defined in Section 3.6, "Securities Filings; Financial Statements," and any additional information they have requested. The SDM Shareholder have had the opportunity to ask questions of the directors and officers of ATMH concerning ATMH.

2.25 **Completeness of Representations and Schedules**. The Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 2 and the documents and written information pertaining to SDM and SDM Shareholder furnished to ATMH and their respective agents by or on behalf of, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF ATMH

ATMH represents and warrants to SDM as follows to all sections:

3.1 **Organization and Good Standing.**

3.1.1 ATMH is a corporation duly organized and existing in good standing under the laws of the State of Nevada. ATMH has full corporate power and authority to carry on its business as now conducted. ATMH is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.1 **Finders.** No agent, broker, person or firm acting on behalf of ATMH is, or will be, entitled to any commission or broker's or finder's fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

3.2 **Authority and Consent**. The execution, delivery and performance of this Agreement by ATMH has been duly authorized by its Board of Directors. This Agreement is valid and binding upon ATMH, subject to shareholder approval, and is enforceable against ATMH in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar

laws relating to or affecting creditors' rights generally. ATMH has read and understands this Agreement, has consulted legal and accounting representatives to the extent deemed necessary and has the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party, except shareholder approval.

3.3 **Validity of Agreement**. Neither the execution nor the delivery of this Agreement by ATMH, nor the performance by ATMH of any of the covenants or obligations to be performed by ATMH hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to ATMH, or in any breach of any terms or provisions of the Articles of Incorporation or the Bylaws of ATMH, or constitute a default under any indenture, mortgage, deed of trust or other contract to which ATMH is a party or by which ATMH is bound.

3.4 **Government Approvals**. No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by ATMH.

3.5 **Securities Filings; Financial Statements**. ATMH has made available to SDM a Disclosure Statement and true and complete copies of all reports, statements and registration statements and amendments thereto filed by ATMH with OTCMarkets (the "OTC Reports"). As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the OTC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the OTC Reports as of the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Securities Act of 1933, as amended (the "Securities Act"), as applicable. The financial statements of ATMH included in the OTC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis the financial position of ATMH as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.6 **Capitalization**. The authorized capital stock of ATMH consists of 2,000,000,000 shares of Common Stock, $0.001 par value per share, SDM shares of which are issued and outstanding ("Outstanding ATMH Shares"). The Outstanding ATMH Shares constitute the only outstanding shares of the capital stock of ATMH of any nature whatsoever, voting and non-voting.

3.7 **Subsidiaries**. ATMH has one subsidiary .

3.8 **Absence of Certain Changes.** During the period from the date of this Agreement through and including the Closing Date, ATMH has not:

3.8.1 Suffered any adverse change affecting its assets, liabilities, financial condition or business except in the ordinary course of business;

3.8.2 Made any change in the compensation payable or to become payable to any of its employees or agents, or made any bonus payments or compensation arrangements to or with any of its employees or agents, whether direct or indirect, except in the ordinary course of business consistent with past practices;

3.8.3 Sold or transferred any of its assets or canceled any indebtedness or claims owing to it, except in the ordinary course of business and consistent with its past practices;

3.8.4 Sold, assigned or transferred any formulas, inventions, patents, patent applications, trademarks, trade names, copyrights, licenses, computer programs or software, know- how or other intangible assets;

3.8.5 Amended or terminated any contract, agreement or license to which it is a party otherwise than in the ordinary course of business or as may be necessary or appropriate for the consummation of the transactions described herein;

3.8.6 Borrowed any money or incurred, directly or indirectly (as a guarantor or otherwise), any indebtedness in excess of $5,000, except in the ordinary course of business and consistent with its past practices;

3.8.7 Discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent), other than current liabilities shown in the Financial Statements or current liabilities incurred since such date in the ordinary course of business, consistent with its past practices;

3.8.8 Mortgaged, pledged or subjected to lien, charge or other encumbrance any of its assets, except in the ordinary course of business and consistent with its past practices; or

3.8.9 Entered into or committed to any other transaction other than in the ordinary course of business, consistent with past practices.

3.10 **Intellectual Properties.** ATMH has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by ATMH in the operation of its business (collectively, the "Intellectual Property"). No ATMH Intellectual Property is required or used in the operation of the business of ATMH. There are no pending or threatened claims of infringement upon the ATMH Intellectual Property or upon the rights to any intellectual property of others.

3.12 **No Default**. ATMH is not in default under any provision of any contract, commitment, or agreement respecting ATMH, or any of its respective assets to which ATMH is, or are party to, or by which it is bound.

3.13 **Litigation**. There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against ATMH which relate to and could have a material adverse effect on the properties, business, assets or financial condition of ATMH or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of ATMH to perform its obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

3.14 **Compliance with Laws**. ATMH has conducted and continues to conduct its businesses in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on ATMH, or its results of operations. Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv)the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations. The execution, delivery and performance of this Agreement by ATMH and the consummation by ATMH of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or

constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by ATMH to be created thereunder. There are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 3.15 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

3.15 **Filings**. ATMH has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

3.16 **Certain Activities**. ATMH has not, directly or indirectly, engaged in or been a party to any of the following activities:

3.16.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

3.16.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

3.16.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

3.16.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally mis recorded on or improperly omitted from the corporate books of account;

3.16.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

3.16.6 Paying or reimbursing (including gifts) personnel of ATMH for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 3.16.1 through 3.16.5 above;

3.16.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

3.16.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

3.17 **Employment Relations**. ATMH is in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair

labor practice complaint against ATMH is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving ATMH; no labor representation question exists respecting the employees of ATMH; no grievance which might have an adverse effect upon ATMH or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by ATMH; and ATMH has not experienced any material labor difficulty during the last three (3) years.

3.18 **Articles of Incorporation and Bylaws**. ATMH has heretofore delivered to SDM true, accurate and complete copies of their respective Articles of Incorporation and Bylaws, together with all amendments to each of the same as of the date hereof.

3.19 **Corporate Minutes**. The minute books of ATMH provided to SDM at the Closing are the correct and only such minute book and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of SDM Shareholder, Board of Directors and committees thereof through the Closing Date. The stock records of ATMH delivered to SDM at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of ATMH.

3.20 **Default on Indebtedness**. ATMH is not in default under any evidence of indebtedness for borrowed money.

3.21 **Agreements, Judgment and Decrees**. ATMH is not subject to any agreement, judgment or decree adversely affecting its ability to enter into this Agreement, or to consummate the transactions contemplated herein.

3.22 **Governmental Approvals**. No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by ATMH.

3.23 **Licenses, Permits and Required Consents**. ATMH has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits ("Authorizations") necessary to the conduct of its business as currently conducted or proposed to be conducted. All Authorizations relating to the business of ATMH are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

3.24 **Employment and Consulting Agreements.** ATMH does not have any outstanding employment or consulting agreement, written or oral, with any employee or third party.

3.25 **Completeness of Representations and Schedules**. This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 3, and the documents and written information pertaining to furnished to SDM or its agents and the Shareholders by or on behalf of ATMH, and the ATMH Principal Shareholders , do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 4

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ATMH

The obligations of ATMH and pursuant to this Agreement are, at the option of ATMH, subject to the fulfillment by SDM, and SDM Shareholder, and to the satisfaction of ATMH on or before the Closing Date of each of the following conditions:

4.1 **Execution of this Agreement**. SDM has duly executed and delivered this Agreement to ATMH, and all corporate action required to consummate the Acquisition and the transactions contemplated hereby shall have been duly and validly taken.

4.2 **Representations and Warranties Accurate**. All representations and warranties of SDM contained in this Agreement shall have been true in all material respects as of the Closing Date.

4.3 **Performance of SDM**. SDM, and SDM Shareholder, shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them and subject to quarterly reviews.

4.4 **Intellectual Property**. All trademarks, trade names, service marks, licenses or other rights that SDM uses in connection with its business shall be free and clear of any encumbrances, controversies, infringement or other claims or obligations on the Closing Date.

4.5 **Obligations to Third Parties**. There shall be no loans or obligations outstanding from SDM to any third party, except those incurred in the ordinary course of business or as otherwise disclosed to ATMH.

4.6 **Approval of Acquisition**. The Acquisition shall have been duly approved by the Board of Directors of ATMH and the majority Shareholders pursuant to the laws of the State of Nevada and Chapter 78 of the Nevada Revised Statutes.

4.7 **Legal Prohibition; Regulatory Consents**. On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement. Any required governmental or regulatory consents shall have been obtained.

4.8 **No Adverse Change**. There shall not have occurred any material adverse change in the assets, business, condition or prospects of SDM.

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SDM

The obligations of SDM under this Agreement are, at the option of SDM, subject to the fulfillment by ATMH and to the satisfaction of SDM, and SDM Shareholder, on or before the Closing Date of each of the following conditions:

5.1 **Execution and Approval of Agreement**. ATMH shall have duly executed and delivered this Agreement to SDM and all corporate action required to consummate the Acquisition and the transactions contemplated hereby shall have been duly and validly taken.

5.2 **ATMH Shares**. The ATMH Shares received by SDM Shareholder shall be free and clear of any liens, encumbrances or other obligations, except as may be imposed pursuant to the Securities Act.

5.3 **Representations and Warranties**. The representations and warranties made to SDM and SDM Shareholder in this Agreement or in any document, statement, list or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.

5.4 **Financial and Other Conditions**. ATMH shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or which otherwise have been incurred in the ordinary course of business. The review of the business, premises and operations of ATMH and the Financial Statements by the Company at its expense shall be satisfactory to SDM and shall not have revealed any matter which, in the sole judgment of SDM, makes the Acquisition on the terms herein set forth inadvisable for SDM.

5.5 **Approval of Acquisition**. The Acquisition shall have been duly approved by SDM Board of Directors and majority Shareholders of SDM pursuant to the laws of United Kingdome.

5.6 **Securities Filings**. ATMH shall have filed all required periodic reports under the Securities Exchange Act of 1934 (the "Exchange Act") and shall have made all other such filings with the OTCMarkets and state securities regulators as may be required by applicable state and federal law.

ARTICLE 6

INDEMNIFICATION

6.1 **Survival of Representations, Warranties and Certain Covenants**. The representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the twelve-month anniversary of the Closing Date. Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before July 31, 2025.

6.2 **Indemnification by ATMH**. ATMH agrees to indemnify and hold SDM and SDM Shareholder harmless, from and after the Closing Date, against and in respect of all matters in connection with any losses, liabilities or damages (including reasonable attorneys' fees) incurred by SDM and SDM Shareholder resulting from any misrepresentation or breach of the warranties made by ATMH in Article 3, "Representations and Warranties of ATMH" or any breach or nonfulfillment of any agreement, covenant, representation or warranty on the part of ATMH contained in this Agreement or any liabilities, obligations and commitments, and all suits, actions, proceedings, demands, judgments, costs and expenses incident to the foregoing matters, including reasonable attorneys' fees. No claim for indemnification may be made under this Section 6.2 after July 31, 2025.

6.3 **Arbitration**. If SDM or SDM Shareholder believe that a matter has occurred that entitles them to indemnification under Section 6.2, "Indemnification by ATMH," SDM or SDM Shareholder, as the case may be (the "Indemnified Party"), shall give written notice to the party or parties against whom indemnification is sought (each of whom is referred to herein as an "Indemnifying Party") describing such

matter in reasonable detail. The Indemnified Party shall be entitled to give such notice prior to the establishment of the amount of its losses, liabilities, costs or damages, and to supplement its claim from time to time thereafter by further notices as they are established. Each Indemnifying Party shall send a written response to such claim for indemnification within thirty (30) days after receipt of the claim stating its acceptance or objection to the indemnification claim, and explaining its position in respect thereto in reasonable detail. If such Indemnifying Party does not timely so respond, it will be deemed to have accepted the Indemnified Party's indemnification claim as specified in the notice given by the Indemnified Party. If the Indemnifying Party gives a timely objection notice, then the parties will negotiate in good faith to attempt to resolve the dispute, and upon the expiration of an additional thirty (30) day period from the date of the objection notice or such longer period as to which the Indemnified and Indemnifying Parties may agree, any such dispute shall be submitted to arbitration in Nevada, to a member of the American Arbitration Association mutually appointed by the Indemnified Party and Indemnifying Party (or, in the event the Indemnified Party and Indemnifying Party cannot agree on a single such member, to a panel of three members of such Association selected in accordance with the rules of such Association), who shall promptly arbitrate such dispute in accordance with the rules of such Association and report to the parties upon such disputed items, and such report shall be final, binding and conclusive on the parties. Judgment upon the award by the arbitrator(s) may be entered in any court having jurisdiction. The prevailing party in any such arbitration shall be entitled to recover from, and have paid by, the other party hereto all fees and disbursements of such arbitrator or arbitrators. For this purpose, a party shall be deemed to be the prevailing party only if such party would be deemed to be a prevailing party under Section 6.7, "Definition of Prevailing Parties."

6.4 **Third Person Claim Procedures.** If any third person asserts a claim against an Indemnified Party in connection with the matter involved in such claim, the Indemnified Party shall promptly (but in no event later than ten (10) days prior to the time at which an answer or other responsive pleading or notice with respect to the claim is required) notify the Indemnifying Party of such claim. The Indemnifying Party shall have the right, at its election, to take over the defense or settlement of such claim by giving prompt notice to the Indemnified Party that it will do so, such election to be made and notice given in any event at least five (5) days prior to the time at which an answer or other responsive pleading or notice with respect thereto is required. If the Indemnifying Party makes such election, the Indemnifying Party may conduct the defense of such claim through counsel of its choosing (subject to the Indemnified Party's approval, not to be unreasonably withheld), will be responsible for the expenses of such defense, and shall be bound by the results of its defense or settlement of the claim to the extent it produces damage or loss to the Indemnified Party. The Indemnifying Party shall not settle such claims without prior notice to and consultation with the Indemnified Party and no such settlement involving any injunction or material and adverse effect on the Indemnified Party may be agreed to without its consent. As long as the Indemnifying Party is diligently contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim. If the Indemnifying Party does not make such election, or having made such election does not proceed diligently to defend such claim prior to the time at which an answer or other responsive pleading or notice with respect thereto is required, or does not continue diligently to contest such claim, then the Indemnified Party may take over defense and proceed to handle such claim in its exclusive discretion, and the Indemnifying Party shall be bound by any defense or settlement that the Indemnified Party may make in good faith with respect to such claim. The parties agree to cooperate in defending such third-party claims, and the defending party shall have access to records, information and personnel in control of the other part which are pertinent to the defense thereof.

6.5 **Limitation of Remedies**. No party to this Agreement shall be liable to any other party or parties or have any remedies against any other party or parties under this Agreement other than as provided in this Article 6. The parties understand that this Agreement requires that all disputed claims shall be submitted to arbitration in accordance with Section 6.3, "Arbitration."

6.6 **Definition of Prevailing.** Notwithstanding any of the other provisions hereof, in the event of arbitration and/or litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys' fees, incurred in such arbitration and/or litigation. For purposes of this Agreement, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than 50% of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than 50% of the disputed amount involved in such matter or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party's request for such an equitable remedy.

ARTICLE 7

RISK OF LOSS

The risk of loss or destruction of all or any part of SDM properties or assets prior to the Closing Date from any cause (including, without limitation, fire, theft, acts of God or public enemy) shall be upon SDM and SDM Shareholder. Such risk shall be upon ATMH if such loss occurs after the Closing Date.

ARTICLE 8

CERTAIN COVENANTS OF THE PARTIES

8.1 **Expenses and Fees.** Each party shall be solely responsible for its own costs and expenses (including legal expenses, accounting expenses and brokers / comfort letters or auditors fee or finders fees and expenses), and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement. No party shall have any obligation for paying such expenses or costs of any other party.

8.2 **Public Announcements.** The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of ATMH and SDM (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow ATMH or SDM, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by ATMH's legal counsel to be required under federal or state securities laws or exchange regulation applicable to ATMH.

8.3 **Operations Pending Closing.** Each of SDM, on one hand, and ATMH, on the other hand, covenants that from the date hereof through the Closing Date, except as otherwise provided in this Agreement; or with the prior written consent of the other parties, which shall not be unreasonably withheld or delayed, shall:

8.3.1 not undertake any transactions or enter into any contracts, commitments or arrangements other than in the ordinary course of business, use its good faith efforts to preserve the present business and organization of such party, and to preserve the goodwill of others having business relationships with such party;

8.3.2 not enter into, renew, extend, modify, terminate, waive or diminish any right under any material lease, contract or other instrument, except in the ordinary course of business; and

8.3.3 not allow any of such parties' assets or properties to become subject to any Encumbrance that does not exist as of the date of this Agreement, except in the ordinary course of business.

8.4 Due Diligence Investigation. Each party shall afford to the officers, employees and authorized representatives of the other (including independent public accountants and attorneys) complete access to the offices, properties, books, records, tax returns, financial records (including computer files, retrieval programs and similar documentation), employees and business of such party subject to reasonable prior notice and shall furnish to such party and its authorized representatives such additional information concerning the assets, properties and operations as shall be reasonably requested, including all such information as shall be necessary or appropriate to enable such party or its representatives to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants contained in this Agreement have been complied with, and to determine whether the conditions set forth in Article 4 or 5 have been satisfied. Each party shall ensure that all third-party representatives of each, including without limitation accountants and attorneys, fully cooperate and are available to the other party in connection with such investigation, and each party shall bear its own costs and expenses in connection with the same. Any such investigation shall be conducted in a manner that would not interfere unreasonably with the operations of the other party.

8.5 **Further Assurances.** Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement. After the Closing Date, each party shall use its good faith efforts to assure that any necessary third party shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving each party the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

8.6 **Actions of the Parties.**

8.6.1 No Actions Constituting a Breach. From the date hereof through the Closing Date, neither SDM will take or knowingly permit to be done any action in the conduct of the business of SDM, nor will ATMH take any action, which would be in breach of its obligations herein, and each of the parties hereto shall cause the deliveries for which such party is responsible at the Closing to be duly and timely made.

8.6.2 Notification of Breaches. From the date hereof through the Closing Date, each party will promptly notify the other party in writing if any such party becomes aware of any fact or condition that causes or constitutes a breach of any of its representations and warranties as of the date of this Agreement. During the same period, each party will promptly notify the other party of the occurrence of any breach of any covenant of such party in this Article 8.

8.7 **Compliance with Conditions.** Each party hereto agrees to cooperate fully with each other party and shall use its good faith efforts to cause the conditions precedent for which such party is responsible to be fulfilled. Each party hereto further agrees to use its good faith efforts to consummate this Agreement and the transactions contemplated in this Agreement as promptly as possible.

ARTICLE 9

MISCELLANEOUS

9.1 **Termination.**

9.1.1 General. This Agreement and the transactions contemplated hereby may be terminated prior to the Closing: (i) by the mutual written consent of the parties; (ii) by written notice from either party in the event of a material breach of this Agreement by the other party; provided that the party wishing to terminate this Agreement has notified the other party in writing of such breach and such breach has continued without cure for a period of thirty (30) calendar days after the notice of breach; or (iii) by written notice from ATMH if the Closing has not occurred by August 30, 2022, subject to the provisions of Section 1.3, "Closing," of this Agreement.

9.1.2 Effect of Termination. If any party terminates this Agreement pursuant to this Article 9, all rights and obligations of the parties hereunder shall terminate without any liability of any party to the other except for such damages arising out of, related to, or in connection with, breaches of representations, warranties, covenants, or agreements which shall have occurred prior to such termination. Except, as set forth in the immediately preceding sentence, this Section shall not be deemed to release any party from any liability for any breach by such party of the representations, warranties, covenants or agreements which shall have occurred prior to such termination.

9.2 **Binding Agreement**. The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

9.3 **Assignment**. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors. This Agreement cannot be assigned without the consent of SDM.

9.4 **Entire Agreement**. This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof. The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

9.5 **Modification**. This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

9.6 **Notices**. All notices, requests, demands and other communications shall be deemed to have been duly given three (3) days after postmark of deposit in the United States mail, if mailed, certified or registered mail, postage prepaid, and by email, by confirmation of receipt:

If to:

Smart Data Management Ltd

Kingsley Maybrook Unitec House, 2
Albert Place, London, England,
N3 1QB
Attention: Mr Mario Ricciotti

And if to:

All Things Mobile Analytic Inc.
209 West 29th Street, Suite 6241
New York, NY 10001
Attention: M. Meneghello-Massimo Travagli

or to such other address as any party shall designate to the other in writing. The parties shall promptly advise each other of changes in addresses for such notices.

9.7 **Choice of Law and Jurisdiction**. This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Nevada. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Nevada or of the United States of America for the District of Nevada and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth in Paragraph 9.6, "Notices," such service to become effective ten (10) days after such mailing.

9.8 **Severability**. If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein. Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

9.9 **Other Documents**. The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

9.10 **Headings and the Use of Pronouns**. The section headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement. All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

9.11 **No Waiver and Remedies**. No failure or delay on a party's part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise. No remedy or election hereunder shall be deemed exclusive, but it shall, wherever possible, be cumulative with all other remedies in law or equity.

9.12 **Counterparts.** This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.13 **Further Assurances**. Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party's obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

9.14 **Rules of Construction**. The normal rules of construction which require the terms of an agreement to be construed most stringently against the drafter of such agreement are hereby waived since each party have had the opportunity to be represented by counsel in the drafting and negotiation of this Agreement.

9.15 **Third Party Beneficiaries**. Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

ACKNOWLEDGEMENT AND UNDERSTANDING: By signing below, all Parties do hereby acknowledge that they have read, understood, and agree to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day first above written.

ALL THINGS MOBILE ANALYTIC INC.

By

Mr. M. Meneghello , President

By

Mr. Massimo Travagli, Chief Financial Officer

04/2/25

Smart Data Management L.t.d.

By

Mr. Mario Ricciotti

17/3/2025 Mario Ricciotti

State of Florida, County of Miami-Dade
The foregoing instrument was acknowledged before me this 2nd day of April, 2025
by Massimo Travagli
who is personally known to me or who has produced
New York DL as identification.
826286408

MARJORIE CHAVEZ
Notary Public
State of Florida
Comm# HH648077
Expires 5/7/2029

Smart Data Management ltd SHAREHOLDERS

Sensor Marketing Solutions
(Owner of 100% shares)
A limited company incorporated under the laws of the United Arab Emirates, located in Ras Al Khaimah Free Zone, UAE, email: info@sensormarketingsolutions.net, Companies Register No. 0000004039702.

Director

Mr. Mario Ricciotti

Schedule 2.10 – SDM Disclosure Schedule – Material Contracts

ATMH ALL THINGS MOBILE ANALYTIC INC. OTCPink

Weekly Activity

0.0539 +0.00293 (5.74%) Volume 10,471

High Price	0.0539 (3/10/25)
Low Price	0.0431 (3/11/25)
Average Closing Price	0.05047
VWAP	0.0445
Median Closing Price	0.05244
Number of Trades	9
Dollar Volume	466
Average Daily	2,094
Median Daily Volume	203
52 Week High	0.0679 (3/25/24)
52 Week Low	0.033 (6/6/24)
Shares Outstanding	41.94 M

Visit otciq.com for Weekly Time and Sales

Blue Sky

Contact Issuer Services to Subscribe to the Blue Sky Monitoring Service


ALL THINGS MOBILE ANALYTIC INC
as of 3/14/2025
Daily $0.06
0.05
0.04
03/07
03/10
03/11
03/12
03/13
03/14

	Monday 3/10/25	Tuesday 3/11/25	Wednesday 3/12/25	Thursday 3/13/25	Friday 3/14/25
Closing Bid	0.0422	0.0422	0.0422	0.0422	0.0422
Closing Ask	0.0539	0.0539	0.0539	0.0539	0.0539
High Price	0.0539	0.04571	0.05098	-	0.0539
Low Price	0.0539	0.0431	0.05098	-	0.0539
Last Sale	0.0539	0.0431	0.05098	-	0.0539
Volume	100	9,965	250	-	156
Dollar Volume	5	442	13	-	8
Reg Sho/Rule 4320	No	No	No	No	No

Quarterly


ALL THINGS MOBILE ANALYTIC INC
as of 3/14/2025
Daily $0.08
0.05
0.03
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
2025
Feb
Mar

	Qtr 2 4/1/24-6/30/24	Qtr 3 7/1/24-9/30/24	Qtr 4 10/1/24-12/31/24	Qtr 1 1/1/25-3/14/25
Closing Bid	0.0351	0.035	0.045	0.0422
High Closing Bid	0.06	0.042	0.05	0.0451
Low Closing Bid	0.025	0.03	0.035	0.0422
High Price	0.0679	0.0599	0.06625	0.054
Low Price	0.033	0.033	0.035	0.0422
Last Sale	0.05	0.0489	0.054	0.0539

ATMH

ALL THINGS MOBILE ANALYTIC INC.

OTCPink

Short Interest

Short interest provided by FINRA, not adjusted for splits

Date	Short Interest	% Change	Avg. Daily Share Volume	Days to Cover	Split
5/15/24	2,143	1231.06	9,941	1.0	No
4/30/24	161	0.0	929	1.0	No
4/15/24	161	0.0	12,374	1.0	No
3/28/24	161	0.0	1,028	1.0	No
3/15/24	161	-72.1	4,582	1.0	No
2/29/24	577	0.0	6,215	1.0	No

News

There were no news releases published to the OTC Disclosure & News Service this week.

Financial & Research Reports

There were no financial reports published to the OTC Disclosure & News Service this week.

Videos & Investor Presentations

There were no videos or presentations published to the OTC Disclosure & News Service this week.

Schedule 2.23 – SDM Disclosure Schedule – Governmental Approval

Schedule 2.11 – SDM Disclosure Schedule – Intellectual Properties

Companies House

AP01(ef)

Appointment of Director

Company Name: **SMART DATA MANAGEMENT LIMITED**
Company Number: **13203025**

XDV5BTD5

Received for filing in Electronic Format on the: **27/01/2025**

New Appointment Details

Date of Appointment:	**23/01/2025**
Name:	**MR MARIO RICCIOTTI**

The company confirms that the person named has consented to act as a director.

Service address recorded as Company's registered office

Country/State Usually Resident:	**ITALY**
Date of Birth:	****/03/1969**
Nationality:	**ITALIAN**
Occupation:	**COMPANY DIRECTOR**

Authorisation

Authenticated

This form was authorised by one of the following:

Director, Secretary, Person Authorised, Administrator, Administrative Receiver, Receiver, Receiver manager, Charity Commission Receiver and Manager, CIC Manager, Judicial Factor

